Exhibit 3.5
                             AMENDMENT TO THE BYLAWS
                             OF TRAVELNOW.COM, INC.

     TravelNow.com, Inc., a Florida corporation (the "Corporation"), hereby certifies as follows:

     1. The Bylaws of the Corporation are hereby amended by deleting the present form of Article V, Section 1, in its entirety and by substituting, in lieu thereof, the following:

                                    Article V
                                    Officers

Section 1. Manner of Selection. Authorized Officers. The officers of the Corporation shall be elected by the board of directors at its meeting immediately following the Corporation's annual meeting of shareholders, and such officers shall include co-chief executive officers, a secretary, and a treasurer. The board of directors may also elect one (1) or more; presidents, vice presidents, assistant secretaries or assistant treasurers, and such other officers as it deems necessary to hold offices, to exercise such powers and to perform such duties as shall be determined from time to time by the board of directors.

     2. The Bylaws of the Corporation are hereby amended by deleting the present form of Article V, Section 6, Duties, Chairman of the Board of Directors, in its entirety and by substituting, in lieu thereof, the following:

Section 6. Duties. The officers of the Corporation shall have the following duties, including, the power of the co-chief executive officers and the president to bind the Corporation:

                           Co-Chief Executive Officer

     There shall be an office of co-chief executive officers of the Corporation. Each chief executive officer, individually and jointly, shall have general executive powers and duties of supervision and management of the business of the Corporation and shall see that all orders and resolutions of the board of directors are carried into effect. One of the co-chief executive officers shall preside over meetings of shareholders and directors, with alternating responsibility if not otherwise agreed to. The co-chief executive officers shall perform such duties and have such powers as the board of directors may from time to time prescribe and such other duties, powers and authority as may be prescribed elsewhere in these bylaws.

     3. The Bylaws of the Corporation are hereby amended by deleting the present form of Article V, Section 6, Duties, President, in its entirety and substituting, in lieu thereof, the following:

                                    President

     The President shall perform such duties and have such powers as the board of directors may from time to time prescribe or which the co-chief executive officers may from time to time delegate. In the absence of either co-chief executive officer, or in the event of their inability or refusal to act, the President shall have all of the power and authority granted by these by-laws to the co-chief executive officers.